PURCHASE AGREEMENT

         This Agreement is made January 9, 2004 (the "Effective Date") between Derma Sciences, Inc. with principal offices at 214 Carnegie Center, Suite 100, Princeton, NJ 08549 ("Buyer") and Kimberly-Clark Corporation with principal offices at 1400 Holcomb Bridge Road, Roswell, Georgia 30076 ("Seller").

         WHEREAS, Seller desires to sell and Buyer desires to buy certain equipment and rights to wound care products as described herein.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

         1. Sale. As of the Effective Date, Seller will sell and Buyer will buy equipment described in Exhibit A (the "Equipment"), together with all of Seller's right, title and interest, including, without limitation, trade secrets, designs, formulations and related intellectual property, in and to those wound care products heretofore manufactured, distributed and sold by Seller's Tecnol Wound Care Division and set forth in Exhibit A of the Supply Agreement between the parties of even date herewith (such products, the "Wound Care Products") (collectively, the "Assets").

         2. Purchase Price. The purchase price of the rights to the Wound Care Products as described in Section 1 is One Hundred Dollars ($100) and the purchase price of the Equipment is One Million Eight Hundred Sixty Six Thousand Dollars ($1,866,000).

         3. Payment. On the Effective Date, Buyer will deliver to Seller:

         (a) a bank cashiers check payable to the order of, or by wire transfer to an account specified by, Seller in the amount of Three Hundred Thousand One Hundred Dollars ($300,100) of which $100 shall be applied to the purchase price of the Wound Care Products and $300,000 shall be applied to the purchase price of the Equipment; and

         (b) a promissory note in favor of Seller in the original principal amount of One Million Five Hundred Sixty Six Thousand Dollars ($1,566,000) in the form set forth in Exhibit B.

         4. Grant of Security Interest. The Buyer hereby grants to the Seller a purchase money security interest in the Equipment for the purpose of securing the unpaid balance of the purchase price of the Equipment that is evidenced by the promissory note delivered pursuant to Section 3(b) hereof.

         5. Delivery. Seller will deliver and Buyer will accept delivery of the Equipment at Seller's Fort Worth, Texas facility on the Effective Date. Delivery shall be made by Seller FOB Seller's facility located in Fort Worth, Texas. On or before five (5) days after termination or expiration of the Equipment Lease Agreement between the parties dated as of the Effective Date, Buyer shall remove the Equipment from Seller's Fort Worth, Texas facility. Seller shall place the Equipment in "safe" condition with all utilities disconnected and Buyer shall pay all costs associated with such activity in an amount not to exceed $7,500. Buyer shall be responsible for all costs, risks and liability associated with the disassembly of the Equipment at Seller's Fort Worth, Texas facility and with removal and transportation of the Equipment from such facility. Without limiting the foregoing, Buyer agrees to repair, at its expense, any damage to Seller's facility resulting from Buyer's removal of the Equipment saving and excepting therefrom damage, if any, necessarily incident to the severance of the Equipment from the facility's floor, walls, ceilings or utility services.

         6. Warranty. Buyer hereby accepts the title to and possession of the Equipment as of the Closing and acknowledges that the Equipment is transferred by Seller and received by Buyer in an "AS IS" condition without any representation or warranty save as to title; and, that Buyer assumes all risk and liability arising from such Equipment and shall make or secure an independent determination as to the condition of the Equipment and the appropriateness of its use for any purpose whatsoever. OTHER THAN THE WARRANTY OF TITLE, NO WARRANTIES, EXPRESS OR IMPLIED, ARE MADE BY SELLER WITH RESPECT TO THE EQUIPMENT, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         In consideration of the transfer as set forth herein, Buyer agrees to defend, indemnify and hold harmless Seller, its directors, officers, employees and agents from any and all claims, judgments, fines, penalties, costs or expenses (including attorneys' fees) howsoever suffered or incurred as a result of Buyer's use, possession or other disposition of the Equipment.

         7. Customer Lists. Seller will transfer to Buyer on the Effective Date a list of the customers, purchasing histories and contact information relative to the Wound Care Products.

         8. Audited Financial Statements. Seller will furnish to Buyer and its auditors such historical financial information relative to Seller's Tecnol wound care division as will enable Buyer to comply with the requirements of Item 310(c) of Regulation S-B promulgated under the Securities Act of 1933. Buyer and Seller will share equally the costs of preparation of the foregoing financial statements, provided, however Seller's obligation shall not exceed $50,000.

         9. Liabilities. Anything herein contained to the contrary notwithstanding, Buyer shall assume and maintain responsibility for all claims and liabilities relative to the Assets, of whatsoever nature, which accrue after the Effective Date and Seller shall assume and maintain responsibility for all claims and liabilities relative to the Assets, of whatsoever nature, which accrue prior to the Effective Date. Without limiting the generality of the foregoing, such claims and liabilities shall include, but shall not necessarily be limited to, claims and liabilities incident to returns, rebates, refunds, product liability, breach of contract and breach of warranty. Seller and Buyer shall indemnify and save harmless each other, together with their respective employees, agents, successors and assigns, from and against any such claims and liabilities.

         An indemnitor's indemnity obligation pursuant to this section shall be conditioned upon (a) indemnitee providing the indemnitor timely written notice of the claim, (b) indemnitee providing complete and timely assistance in investigating and defending such claim, (c) indemnitee not settling, releasing or otherwise disposing of such claim without indemnitor's prior written consent, and (d) indemnitor having exclusive control of the defense of any such claim, if it so elects, including selection of counsel. If indemnitee objects to indemnitor's selection of counsel, indemnitee may hire counsel of its own choosing, and indemnitor's obligation to Indemnitee pursuant to this section shall cease. Prior to the settlement, release or other disposition ("Disposition") of any such claim as it relates to indemnitee, indemnitor shall give written notice to Indemnitee of the proposed terms and conditions of the proposed Disposition. Within 10 days of indemnitor's notice, indemnitee shall either give written notice to indemnitor of its consent to the proposed Disposition or its objection to the proposed Disposition. If indemnitee objects to the proposed Disposition of such claim, indemnitor shall not settle, release, or otherwise dispose of such claim as it relates to indemnitee, but shall withdraw from and promptly surrender to indemnitee the defense of such claim, as it relates to indemnitee. Upon such withdrawal, indemnitor's obligation to indemnitee pursuant to this section shall cease.


         10. Non-competition and Nondisclosure. Save as authorized by the Supply Agreement between the parties of even date herewith, Seller covenants and agrees that it: (i) will not, either directly or indirectly, engage in the manufacture, sale or distribution of the Wound Care Products or substantially similar wound care products competitive therewith in the institutional care market in United States and Canada for a period of five (5) years from the Effective Date. Notwithstanding the foregoing, Seller shall not be prevented from engaging in the manufacture, sale or distribution of products substantially similar to Wound Care Products in the event Seller acquires the rights to such products via a stock or asset acquisition after the Effective Date, provided that, in the event of such acquisition, Seller agrees to notify Buyer in a timely fashion of its intent to sell the rights to such products if Seller decides to divest its interest in the acquired wound care product line within five (5) years from the Effective Date; and (ii) will hold in confidence and not make use of, or disclose, divulge, transmit or cause to be disclosed, divulged or transmitted, to any third party at any time any Confidential Information (as defined below) until such time as such Confidential Information becomes generally available to the public, provided that such public knowledge was not caused by a breach of this Agreement or disclosure by Seller. Notwithstanding clause (ii) above, Confidential Information may be disclosed by Seller (A) pursuant to a court order issued by a court of appropriate jurisdiction, or (B) to Seller's professional advisors, provided that such advisors agree to maintain in strict confidence the confidentiality of any Confidential Information disclosed to them. The term "Confidential Information" means all information in any way directly related to the Wound Care Products, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and all copies and embodiments thereof.


         11. Entire Understanding. This Agreement, together with the Lease Agreement and Supply Agreements between the parties of even date therewith, contain the entire understanding between Buyer and Seller and supersede all previous agreements regarding the Equipment whether oral or in writing. This Agreement cannot be modified or terminated except in accordance with its terms or by a writing signed by both parties.

         12. Choice of Law. The term and provision of this Agreement shall be construed in accordance with the laws of the State of Texas.

         13. Severability. If any of the terms or this Agreement are found to be illegal or unconscionable by a court of competent jurisdiction, the remaining terms and conditions of this Agreement shall stay in full force and effect.

         14. Public Announcements. Neither Buyer nor Seller shall make any publicity release or announcement concerning this Agreement or the transactions contemplated hereby without the prior written approval thereof of Buyer or Seller, as the case may be, as to the substance of such announcement except as required by law (including the Securities and Exchange Act of 1934 and regulations thereunder), in which case the party issuing the release shall so advise the other parties in writing, including a copy of such release, in advance of issuance.

         IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first above written.

DERMA SCIENCES, INC.                   KIMBERLY-CLARK CORPORATION

By: _________________________          By: ________________________________

Title: President and                   Title:  President, Business-to-Business
Chief Executive Officer

Purchase Agreement Exhibit A (Equipment List)
---------------------------------------------

ASSET CATEGORY                  ASSET#          ASSET DESCRIPTION
--------------                  ------          -----------------
Low Volume Bottle Filling       T003986AA       305-A UNIV.FILL.SYST
Emplex Sealer                   T001370AA       EMPLEX BAG SEALER
Emplex Sealer                   T002833AA       IMC SEALER UPGR#309
Large Circle/Oil Emulsion       T002723AA       LRG CIRCL MACH UPGRA
Large Circle/Oil Emulsion       T002859AA       CHEVRON SINGLE ROLLE
Large Circle/Oil Emulsion       T002959AA       LARGE CIRCLE MACHINE
Large Circle/Oil Emulsion       T003022AA       KNIFE ASSEMLY
Large Circle/Oil Emulsion       T002926AA       REFURB CIRCLE MACHIN
Large Circle/Oil Emulsion       T002851AA       ADDITION TO LARGE CIRCLE - T002959
Impregnator                     T004415AA       #S114 OIL EMULS.IMP
Impregnator                     T005010AA       OIL EMULSION AUTOMATION S153
Impregnator                     T003641AA       OIL EMULSION IMPREGNATOR
Impregnator                     T004372AA       #346 ACETATE AUTO PL
Impregnator                     T003844AA       "6CON,7BAR&ROL,1CLOTH"
Impregnator                     T003927AA       IMPREGNATION ASSBLY
Impregnator                     T004858AA       S159 OIL EMULSION PR
Impregnator                     T003042AA       CUSTOM PARTS-SAL PRJ
Bodolay Pratt 1                 T003147AA       BODOLAY PKGMACHMD573
Bodolay Pratt 1                 T002836AA       CHEVRON SEALS
Bodolay Pratt 1                 T003146AA       HYDROGEL DISPENSERS
                                T003665AA       DISPENSING SYSTEM
Bodolay Pratt 2                 T003178AA       BODPRAT MD12 PKGMACH
Bodolay Pratt 2                 T005012AA       LABELING MACHINE S166
Bodolay Pratt 2                 T004861AA       S138 SSD PROJECT #1
Prodo-Pak                       T003179AA       PRPAK FORM/FILL/SEAL
Prodo-Pak                       T004417AA       #S116 PRODO PAK TOOL
Auto Pleater 1                  T004184AA       SP ACQ:91 STD GAUZE
Tiromat 2000 (Kutter 1)         T004185AA       SP ACQ:91 ALPHA LAVA
Tiromat 2000 (Kutter 1)         T004860AA       S145 SSD PROJECT #2
Tiromat 2000 (Kutter 1)         T005221AA       TRAVERSING UNTI 2
Tiromat 2000 (Kutter 2)         T004186AA       SP ACQ:92 ALPH LAVAL
Tiromat 2000 (Kutter 2)         T004485AA       KUTTER MACHINE TOOLS
Tiromat 2000 (Kutter 2)         T004801AA       SEAL BRILLE PLATE
Tiromat 2000 (Kutter 2)         T004859AA       S146 SSD PROJECT #3
Tiromat 2000 (Kutter 2)         T005220AA       TRAVERSING UNIT 1
Small Circle                    T004192AA       SMALL CIRCLE MACHINE
Mark Andy (Silk Strips)         T004450AA       3 DIECUTTING ROLLS
Mark Andy (Silk Strips)         T001653AA       SILK STRIPS MACHINE
Mark Andy (Silk Strips)         T003096AA       4 ROTARY DIE-7MAPRES
Bottling Line                   T004606AA       S147 SPARTA PKG.STRI
Bottling Line                   T004410AA       #S103 DISP.SYST.HYDR
Bottling Line                   T004411AA       #S109 PACK.STRIP PRO
Bottling Line                   T004414AA       #S113 BOTTLE FILL.SY
Bottling Line (Auto)            T005007AA       PACKING STRIP AUTOMATION S117
Bottling Line (Auto)            T005007AB       PACKING STRIP PHASE III S178
Bottling Line (Auto)            T002880AA       CONVEYOR BELT
Mech Pleater                    T004857AA       S161 CHANDLER PLEATR
Auto Pleater 2                  T005008AA       GAUZE PLEATER - D&B S127
Printers                        T005013AA       INK JET PRINTER - WILLETT S169
Printers                        T005218AA       WILLET460 PRINTER #99291406302
Printers                        T005219AA       WILLET460 PRINTER #99291406305

                                  Exhibit A                        Page 1 of 2

ASSET CATEGORY                  ASSET#          ASSET DESCRIPTION
--------------                  ------          -----------------
Printers                        T004416AA       #S115 INK JET PRINTE
Printers                        T004925AA       PRINTHEAD UNIT
Mixing Kettles                  T005011AA       Kette L - 60 GALLON KETTLE S164
Mixing Kettles                                  Kettle K - Groen 10 gallon Mixer
Mixing Kettles                                  Kettle G -325 g Vessel w/Lightning Mixer
Mixing Kettles                                  Kettle H - 300lbs - No heater
Mixing Kettles                                  Kettle F - 150 lbs Vessel w/Silverson Mixer
Mixing Kettles                                  Kettle X - 500 lb capacity
Mixing Kettles                                  Kettle A - 500 lb capacity (warehouse)
Mixing Kettles                                  Stainless steel cabinets (mixing parts room)
Mixing Kettles                                  Mixing Spare Parts
Mixing Kettles                                  Silverson Mixer
Mixing Kettles                                  Wakashaw Recycling Pump
Mixing Kettles                                  Control Units for Kettle Heaters (in walls)
Mixing Kettles                                  Remaining Mixing Equipment
Mixing Kettles                  T005015AA       Kettle C - 60 GALLON KETTLE S164
Mixing Kettles                  T005016AA       Kettle D - 60 GALLON KETTLE S164
Mixing Kettles                  T005017AA       Kettle E - 60 GALLON KETTLE S164
Mixing Kettles                  T003635AA       Kettle N - MIXING KETTLS FOR OE
Mixing Kettles                  T003141AA       Kettle B - HEATING & DISPENSING
Miscellaneous Equipment         T004353AA       ANALYTICAL BALANCE
Miscellaneous Equipment         T004227AA       42 LABEL BINS
Miscellaneous Equipment         T005305AA       ROLL STOCK LIFT
Miscellaneous Equipment         T003879AA       SHELV.SYST.FOR PROD.
Miscellaneous Equipment         T005303AA       DRUM HEATER S/N 201922
Miscellaneous Equipment         T005304AA       RODI TOC ANALYZER S/N 9912643
Miscellaneous Equipment         T002928AA       AIR COMPRESSOR
Miscellaneous Equipment         T001356AA       ARO BURST TESTER - MODEL 2600
Miscellaneous Equipment         T001357AA       ARO TEST FIXTURE NEEDLE
Miscellaneous Equipment         T003921AA       8 SECT.OF SHELVING
Miscellaneous Equipment         T004323AA       MECHANICAL TORQUE TESTER
Miscellaneous Equipment         T004412AA       #S110 PETRO/XERO MAN
Miscellaneous Equipment         T003170AA       INSTRON - MOD 4411 SN C1514
Miscellaneous Equipment         T003722AA       INSTRON LOAD CELL FOR ASSET T003336
Untagged Assets                                 Particulate Tester (Innovation by Climate)
Untagged Assets                                 Vacuum Pouch Tester
Untagged Assets                                 Density Tester (oil)
Untagged Assets                                 Brookfield Viscometer (Wet Lab)
Untagged Assets                                 Cole Palmer Stability Chamber (oven)
Untagged Assets                                 1 Stainless shelf w/ measuring tape
Untagged Assets                                 Baking racks with trays (4-5 racks)
Untagged Assets                                 Azco Cutter for gauze cutting
Untagged Assets                                 2 Tables & 10 chair inventory
Untagged Assets                                 3 Bug killers
Untagged Assets                                 "Maintenance area tools, equipment, tables"
Untagged Assets                                 Spare Parts @ Wound Care Facility
Untagged Assets                                 Spare Parts @ 6625 in stores

                                   Exhibit A                        Page 2 of 2

                                                                       Exhibit B

                                 PROMISSORY NOTE


$1,566,000                                                       January 9, 2004
----------


         FOR VALUE RECEIVED, the undersigned ("Maker") hereby promises to pay to the order of Kimberly-Clark Corporation ("Payee") at the principal office of Payee in Roswell, Georgia or such place as the holder may from time to time designate, the principal sum of One Million Five Hundred Sixty Six Thousand Dollars ($1,566,000), payable in thirty-six (36) equal installments of principal and interest each in the amount of Forty Nine Thousand Four Hundred Thirty Four Dollars and Seventy Six Cents ($49,434.76) beginning February 1, 2004 and continuing on the first day of each month thereafter.

         The unpaid principal balance hereof shall bear interest, payable monthly commencing February 1, 2004 and continuing the first day of each month thereafter and a final payment with the final payment of principal computed at a rate equal to 8.5% per annum. Principal amounts unpaid at the maturity thereof (whether by fixed maturity or acceleration) shall bear interest from and after maturity until paid, payable on demand, computed at a rate equal to 2% per annum plus the rate otherwise payable hereunder. Principal of and interest on this Note shall be payable in lawful money of the United States of America.

         This Note may be prepaid in full or in part at any time without premium or penalty. All prepayments shall be applied against installments of principal due hereunder in the inverse order of their maturity.

         This Note is secured by all existing and future mortgages and security agreements between Payee and Maker, between Payee and any indorser or guarantor of this Note, and between Payee and any other person providing collateral security for Maker's obligations, and payment may be accelerated according to any of them. Maker grants to Payee a security interest and lien in any credit balance or other money now or hereafter owed Maker by Payee, and agrees that Payee may, at any time and without notice or demand, set off against any such credit balance or other money any amount unpaid under this Note, whether or not due.

         Without affecting the liability of any maker, indorser, surety or guarantor, the holder may, from time to time and without notice, renew or extend the time for payment, accept partial payments, release or impair any collateral security for payment of this Note, or agree not to sue any party liable on it.

         If any payment is not made when due or if there is any default under any mortgage or security agreement which secures this Note, the unpaid balance of this Note shall, at the option of the holder and without notice or demand, mature and become immediately payable. The unpaid balance shall automatically mature and become immediately payable in the event any maker, surety, indorser or guarantor becomes the subject of bankruptcy or other insolvency proceedings. Payee's receipt of any payment after the occurrence of an event of default shall not constitute a waiver of such default or of any of Payee's rights and remedies.

         The Maker and any indorsers, sureties or guarantors waive presentment, demand, notice of dishonor and protest, and agree to pay all costs of collection, before and after judgment, including reasonable attorneys' fees and legal expenses.

         The Note constitutes the Note under the Purchase Agreement dated January 9, 2004, between Maker and Payee, to which Agreement reference is hereby made for a statement of the terms under which the loan evidenced hereby was made and for a description of the collateral securing this Note.

         This Note is governed by the internal laws of the State of Delaware, except to the extent superseded by federal law.

                         DERMA SCIENCES, INC.


                         By:  ________________________________

                         Title:  President and Chief Executive Officer



                         Attest:  _____________________________

                         Title:  ______________________________